As filed with the Securities and Exchange Commission on November 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMGEN INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3540776
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Address of Principal Executive Offices including Zip Code)

Amgen Profit Sharing Plan for Employees in Ireland

(Full Title of the Plan)

Copy to:

Jonathan P. Graham, Esq. Executive Vice President, General Counsel and Secretary One Amgen Center Drive Thousand Oaks, California 91320-1799 (805) 447-1000	Charles K. Ruck, Esq. Regina Schlatter, Esq. Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626-1925 (714) 540-1235

(Name and Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and emerging growth company in Rule 12-b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $.0001 per share (1)	200,000 shares	$207.55	$41,510,000	$3,848

(1)

200,000 shares of common stock, par value $.0001 per share, of Amgen Inc., a Delaware corporation (the “Common Stock”), are being registered hereunder, representing the shares of Common Stock that may be purchased in the open market pursuant to the Amgen Profit Sharing Plan for Employees in Ireland (the “Plan”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that may be issued in the event of any change in the outstanding shares of Common Stock, including a stock dividend, stock split, recapitalization or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based upon the average of the high and low sale prices of a share of our Common Stock as reported on the NASDAQ Global Select Market on October 28, 2021.

INTRODUCTION

REGISTRATION OF ADDITIONAL SECURITIES

This registration statement on Form S-8 (the “Registration Statement”) is filed by Amgen Inc. (referred to herein as “our,” “we,” “us” or the “Registrant”) relating to 200,000 shares of our Common Stock that may be purchased by eligible employees under the Plan. Pursuant to General Instructions E to Form S-8, the contents of the Registrant’s Form S-8 Registration Statement previously filed with the Securities and Exchange Commission (the “Commission”) on August 11, 2011 (File No. 333-176240), registering 200,000 shares of our Common Stock that may be purchased by eligible employees under the Plan, is herein incorporated by reference to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing with or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The registrant provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article SIXTH of the registrant’s Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Under the registrant’s bylaws, the registrant is required to indemnify its directors and officers to the full extent permitted by the DGCL. However, the bylaws provide that the registrant is not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the registrant or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the registrant’s board of directors, (iii) such indemnification is provided by the registrant in its sole discretion, or (iv) such indemnification is required under the bylaws.

Item 8.	Exhibits

See Index to Exhibits on page 4.

INDEX TO EXHIBITS

NUMBER	DESCRIPTION

4.1	Form of stock certificate for the common stock, par value $.0001 of the Company. (Filed as an exhibit to Form 10-Q for the quarter ended March 31, 1997 on May 13, 1997 and incorporated herein by reference.)

10.1	Trust Deed and Rules of the Amgen Profit Sharing Plan for Employees in Ireland. (Filed as an exhibit to Form S-8 on August 11, 2011 and incorporated herein by reference.)

23.1*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on signature page to Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on the 3rd day of November, 2021.

AMGEN INC.

By:	/S/ ROBERT A. BRADWAY
Robert A. Bradway
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Bradway, Peter H. Griffith and Jonathan P. Graham, or any of them, his or her attorney-in-fact, each with the power of substitution and re-substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ROBERT A. BRADWAY Robert A. Bradway	Chairman of the Board, Chief Executive Officer and President, and Director (Principal Executive Officer)	November 3, 2021

/S/ PETER H. GRFFITH Peter H. Griffith	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 3, 2021

/S/ LINDA H. LOUIE Linda H. Louie	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	November 3, 2021

/S/ WANDA M. AUSTIN Wanda M. Austin	Director	November 3, 2021

/S/ BRIAN J. DRUKER Brian J. Druker	Director	November 3, 2021

/S/ ROBERT A. ECKERT Robert A. Eckert	Director	November 3, 2021

/S/ GREG C. GARLAND Greg C. Garland	Director	November 3, 2021

/S/ CHARLES M. HOLLEY, JR. Charles M. Holley, Jr.	Director	November 3, 2021

/S/ S. OMAR ISHRAK S. Omar Ishrak	Director	November 3, 2021

/S/ TYLER JACKS Tyler Jacks	Director	November 3, 2021

/S/ ELLEN J. KULLMAN Ellen J. Kullman	Director	November 3, 2021

/S/ AMY E. MILES Amy E. Miles	Director	November 3, 2021

/S/ RONALD D. SUGAR Ronald D. Sugar	Director	November 3, 2021

/S/ R. SANDERS WILLIAMS R. Sanders Williams	Director	November 3, 2021